     As filed with the Securities and Exchange Commission on June 15, 2006
                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          NEW ENGLAND BANCSHARES, INC.
             (exact name of registrant as specified in its charter)


            MARYLAND                                      04-3693643
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

                               855 ENFIELD STREET
                           ENFIELD, CONNECTICUT 06082
                                 (860) 253-5200
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              AMENDED AND RESTATED
                          NEW ENGLAND BANCSHARES, INC.
                       2003 STOCK-BASED INCENTIVE PLAN AND
                  ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST
                            (Full Title of the Plan)
                -----------------------------------------------
                                                COPIES TO:
DAVID J. O'CONNOR
PRESIDENT AND CHIEF EXECUTIVE OFFICER           SCOTT A. BROWN
NEW ENGLAND BANCSHARES, INC.                    SUZANNE A. WALKER
855 ENFIELD STREET                              MULDOON MURPHY & AGUGGIA LLP
ENFIELD, CONNECTICUT 06082                      5101 WISCONSIN AVENUE, N.W.
(860) 253-5200                                  WASHINGTON, D.C. 20016
(Name, address, including zip code, and         (202) 362-0840
telephone number, including area code,
of agent for service)

====================================================================================================================
    Title of each Class of            Amount          Proposed Maximum       Proposed Maximum         Amount of
       Securities to be               to be          Offering Price Per     Aggregate Offering    Registration Fee
          Registered              Registered(1)           Share                  Price(4)
--------------------------------------------------------------------------------------------------------------------
         Common Stock                473,660
        $.01 par Value               Shares (2)          $ 8.83 (3)             $4,182,418            $448
--------------------------------------------------------------------------------------------------------------------
         Common Stock
        $.01 par Value               102,910             $11.28 (5)             $1,160,827            $125
====================================================================================================================
   Participation Interests             (6)                                                              (7)
====================================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares to be issued pursuant to the New England Bancshares, Inc. 2003 Stock-Based Incentive Plan (the "Incentive Plan") and the Enfield Federal Savings and Loan Association Employees' Savings & Profit Sharing Plan and Trust ("401(k) Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of New England Bancshares, Inc., as permitted by Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").
(2) Represents the shares which may be issued as stock awards or upon the exercise of options to purchase shares of New England Bancshares, Inc. common stock granted or to be granted under the Incentive Plan.
(3) Weighted average price determined by the average exercise price of $6.68 per share (as adjusted) at which options for 252,004 shares (as adjusted) have been granted under the Incentive Plan and by $11.28, the average of the high and the low prices reported on the Nasdaq National Market on June 12, 2006 for the remaining 221,656 shares that may be issued upon the exercise of options or vesting of awards granted under the Incentive Plan.
(4)  Estimated solely for the purpose of calculating the registration fee.
(5) The average of the high and low price of the common stock of New England Bancshares, Inc. (the "Common Stock") on the Nasdaq National Market on June 12, 2006.
(6) In addition, pursuant to 17 C.F.R. ss.230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein based upon the maximum amount that could be issued under the plan pursuant to 17 C.F.R. ss.230.457(h).
(7) In accordance with 17 C.F.R. ss.230.457(h), where securities are to be offered pursuant to an employer benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Common Stock that may be purchased with the current assets of such Plan. Accordingly, no separate fee is required for the participation interests.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

NEW ENGLAND BANCSHARES, INC.

PART I   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Amended and Restated New England Bancshares, Inc. 2003 Stock-Based Incentive Plan (the "Incentive Plan") and the Enfield Federal Savings and Loan Association Employees' Savings & Profit Sharing Plan ("401(k) Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Incentive Plan and 401(k) Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC by New England Bancshares, Inc. (the "Registrant") are incorporated by reference in this Registration Statement:

         (a) The prospectus filed with the SEC by the Registrant (File No. 333-128277) pursuant to Rule 424(b)(3) on November 22, 2005, which includes the consolidated balance sheets of New England Bancshares, Inc. and subsidiary as of March 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity accounts and cash flows for the years then ended.

         (b) The Form 10-QSB report filed by the Registrant for the fiscal quarter ended December 31, 2005 (File No. 000-51589), filed with the SEC on February 8, 2006.

         (c) The Current Reports on Form 8-K filed by the Registrant with the SEC on February 16, 2006, December 28, 2005, December 22, 2005 and December 14, 2005 (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K).

         (d) The description of the Registrant's common stock contained in Registrant's Form 8-A (File No. 000-51589), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on October 28, 2005.

         (e) All documents filed by the Registrant and the Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

The validity of the Common Stock offered hereby has been passed upon for the Registrant by the firm of Muldoon Murphy & Aguggia LLP, Washington, D.C.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

Directors, officers and employees of New England Bancshares, Inc. (the "Company" or the "Registrant") may be entitled to benefit from the indemnification provisions contained in the Maryland General Corporation Law (the "MGCL") and the registrant's Articles of Incorporation. The general effect of these provisions is summarized below.

In accordance with Section 2-418 of the MGCL, directors, officers and employees of the Company generally shall be indemnified in the defense of a proceeding if they are successful, on the merits or otherwise, and in other circumstances unless (i) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit, in money, property or services; or, (iii) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Additionally, a director may not be indemnified with respect to any proceeding by or in the right of the Company in which the director shall have been adjudged to be liable to the Company. Directors and officers may be provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of the Company. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Articles XVII of the Company's Articles of Incorporation sets forth circumstances under which directors, officer, employees and agents may be insured or indemnified against liability which they may incur in their capacities:

                                  ARTICLE XVII
                                 INDEMNIFICATION

         A. The Company shall indemnify, to the fullest extent permissible under the Maryland General Corporation Law, any individual who is or was a director, officer, employee or agent of the Company, and any individual who serves or served at the Company's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.

         B. (1) Reasonable expenses incurred by any person identified in paragraph A of this Article XVII who is a party to a proceeding will be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of: (i) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Article XVII has been met; and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

                  (2) The undertaking required by subparagraph (ii) of paragraph
(1) of this subsection shall be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make the repayment.

         C. Nonexclusive. The indemnification and advance payment of expenses provided by paragraphs A and B shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         D. Continuation. The indemnification and advancement of expenses provided by this Article XVII shall be deemed to be a contract between the Company and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVII shall not affect any rights or obligations then existing with respect to 2 any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A and B shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

         E. Insurance. The Company shall purchase and maintain insurance on behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Company would have power to indemnify him against such liability under paragraphs A and B.

         F. Intention and Savings Clause. It is the intention of this Article XVII to provide for indemnification to the fullest extent permitted by the General Corporation Law of the State of Maryland, and this Article XVII shall be interpreted accordingly. If this Article XVII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company, to the full extent permitted by any applicable portion of this Article XVII that shall not have been invalidated and to the full extent permitted by applicable law. If the General Corporation Law of the State of Maryland is amended, or other Maryland law is enacted, to permit further or additional indemnification of the persons defined in this Article XVII.A, then the indemnification of such persons shall be to the fullest extent permitted by the General Corporation Law of the State of Maryland, as so amended, or such other Maryland law.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

         (a) List of Exhibits (filed herewith unless otherwise noted)

                  5        Opinion of Muldoon Murphy & Aguggia LLP
                  10.1     Amended and  Restated  New England  Bancshares,  Inc.
                           2003 Stock-Based Incentive Plan
                  10.2     Enfield   Federal   Savings   and  Loan   Association
                           Employees' Savings & Profit Sharing Plan and Trust
                  10.3     Form of Award Agreements
                  23.0     Consent of Muldoon  Murphy & Aguggia LLP (included in
                           Exhibit 5)
                  23.1     Consent of Shatswell, MacLeod & Company, P.C.
                  24       Powers of Attorney (contained on the signature pages)

ITEM 9.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from by means of a post-effective amendment any of the securities that remain unsold at the end of the Offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT.

Pursuant to the requirements of the Securities Act of 1933, New England Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Enfield, Connecticut on June 15, 2006.

                                      NEW ENGLAND BANCSHARES, INC.


                                      By: /s/ David J. O'Connor
                                          --------------------------------------
                                          David J. O'Connor
                                          President and Chief Executive Officer


KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David J. O'Connor and Peter T. Dow as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Name                           Title                         Date
      ----                           -----                         ----


/s/David J. O'Connor         President and Chief                  June 15, 2006
------------------------     Executive Officer
David J. O'Connor            (principal executive officer)



/s/Scott D. Nogles           Senior Vice President and            June 15, 2006
------------------------     Chief Financial Officer
Scott D. Nogles              (principal financial and
                             accounting officer)


/s/Peter T. Dow              Chairman of the Board                June 15, 2006
------------------------
Peter T. Dow

/s/Lucien P. Bolduc            Director                           June 15, 2006
------------------------
Lucien P. Bolduc


/s/Myron J. Marek              Director                           June 15, 2006
-------------------------
Myron J. Marek


/s/Dorothy K. McCarty          Director                           June 15, 2006
-------------------------
Dorothy K. McCarty


/s/Richard K. Stevens          Director                           June 15, 2006
-------------------------
Richard K. Stevens


/s/Richard M. Tatoian, Esq.    Director                           June 15, 2006
---------------------------
Richard M. Tatoian, Esq.


/s/William C. Leary            Director                           June 15, 2006
----------------------------
William C. Leary


                                                    EXHIBIT INDEX
                                                    -------------
                                                                                                                  Sequentially
                                                                                                                    Numbered
                                                                                                                      Page
   Exhibit No.         Description                    Method of Filing                                              Location
---------------        ---------------------------    ---------------------------------------                   ---------------

        5              Opinion of Muldoon Murphy &    Filed herewith.
                       Aguggia LLP

      10.1             Amended and Restated New       Filed herewith.
                       England Bancshares, Inc.
                       2003 Stock-Based Incentive
                       Plan

      10.2             Enfield Federal Savings and    Filed herewith.
                       Loan Association Employees'
                       Savings & Profit Sharing
                       Plan and Trust

      10.3             Form of Award Agreements       Filed herewith.

      23.0             Consent of Muldoon Murphy &    Contained in Exhibit 5.
                       Aguggia LLP

      23.1             Consent of Shatswell,          Filed herewith.
                       MacLeod & Company, P.C.

       24              Power of Attorney              Located on the signature page.
